EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2017

Willimantic, Connecticut — February 28, 2018. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company for Savings Institute Bank and Trust Company (the “Bank”), reported a net loss of $1.6 million, or $0.13 loss per share, for the quarter ended December 31, 2017 versus net income of $6.5 million, or $0.55 diluted earnings per share, for the quarter ended December 31, 2016. The Company reported net income of $5.2 million, or $0.44 diluted earnings per share, for the year ended December 31, 2017 compared to $11.3 million, or $0.95 diluted earnings per share, for the year ended December 31, 2016. The net loss for the quarter and lower net income for the year ended December 31, 2017 was related to a charge to income tax expense of $4.0 million as a result of the revaluation of the Company's net deferred tax asset due to the passage of the Tax Cuts and Jobs Act on December 22, 2017, which reduced the corporate income tax rate from 35% to 21%. This charge was recorded as additional income tax expense in the Company's statement of income for the quarter ended December 31, 2017. Additionally, net income for the quarter and year ended December 31, 2016 included $7.3 million ($5.1 million after tax) in net proceeds from the sale of the Company's ownership interest in Vantis Life Insurance Company in December 2016. Excluding the aforementioned charge to income tax expense in 2017, the Company would have reported net income of $2.4 million and $9.2 million, or $0.20 and $0.77 diluted earnings per share, for the quarter and year ended December 31, 2017, respectively. Excluding the aforementioned Vantis Life Insurance Company sale in 2016, the Company would have reported net income of $1.4 million and $6.3 million, or $0.12 and $0.53 diluted earnings per share, for the quarter and year ended December 31, 2016, respectively.(1)

Net interest income decreased $1.5 million to $10.9 million for the quarter ended December 31, 2017 and increased $78,000 to $42.9 million for the year ended December 31, 2017 compared to the same periods in 2016. Net interest income decreased for the quarter ended December 31, 2017 compared to the same period in the prior year due to $2.0 million reported as dividends in conjunction with the sale of the Company's ownership interest in Vantis Life Insurance Company in December 2016. Notwithstanding such dividends, net interest income increased for the quarter and year ended December 31, 2017 as a result of an increase in the average balance and average rate earned on loans and a decrease in the average balance of borrowings, partially offset by increases in the average balance of deposits and the average rate paid on deposits and borrowings.

The provision for loan losses decreased $257,000 and $1.5 million for the quarter and year ended December 31, 2017, respectively, compared to the same periods in 2016, primarily due to reductions in reserves for impaired loans and net loan charge-offs. At December 31, 2017, nonperforming loans totaled $6.4 million, compared to $5.4 million at December 31, 2016, resulting from increases in nonperforming multi-family and commercial real estate loans of $2.4 million, partially offset by a decrease in nonperforming residential real estate loans of $1.0 million. Net loan charge-offs were $43,000 and $147,000 for the quarter and year ended December 31, 2017, respectively, consisting primarily of residential real estate loan charge-offs. Net loan charge-offs for the quarter and year ended December 31, 2016 were $68,000 and $233,000, respectively.

Noninterest income decreased $5.2 million and $4.4 million to $2.5 million and $11.2 million for the quarter and year ended December 31, 2017, respectively, versus the comparable periods in the prior year primarily due to the net proceeds of $5.3 million from the sale of the Company's ownership interest in Vantis Life Insurance Company in December 2016 as mentioned above. Fees earned from mortgage banking activities increased $348,000 and $316,000 for the quarter and the year ended December 31, 2017, respectively, due to increased volume and gains on residential fixed-rate loan sales. Service fees increased $92,000 and $459,000 for the quarter and year ended December 31, 2017, respectively, compared to the same periods in 2016, primarily due to a higher volume of overdraft charges. Other noninterest income increased $702,000 for the year ended December 31, 2017 as a result of a pre-tax gain of $795,000 on the sale of the Company's trust and asset management business in May 2017. As a result of the sale, wealth management fees decreased $303,000 and $661,000 for the quarter and year ended December 31, 2017, respectively.

Noninterest expenses decreased $768,000 and $203,000 for the quarter and year ended December 31, 2017, respectively, compared to the same periods in 2016. The decrease in noninterest expenses was primarily due to a $500,000 cash contribution in 2016 to SI Financial Group Foundation, a charitable foundation dedicated to providing assistance to charitable causes within the communities we serve. Salaries and employee benefits decreased $305,000 for the fourth quarter of 2017 as compared to 2016, primarily attributable to decreases in employee compensation and insurance, partially offset by an increase in deferred compensation. Salaries and employee benefits increased $367,000 for the year ended December 31, 2017, as a result of lower deferred compensation costs in 2016 because of a post-retirement benefit payout in June 2016. Computer and electronic banking expenses decreased $13,000 and $309,000 for the quarter and year ended December 31, 2017, respectively, compared to 2016 primarily due to the reconfiguration of the telecommunication infrastructure and contract renegotiations with a third party provider. Regulatory assessments decreased $177,000 for the year ended December 31, 2017 due to a lower FDIC assessment rate compared to the year ended December 31, 2016. The decrease in noninterest expenses for the year ended December 31, 2017 were offset by $373,000 in fraudulent debit card transactions during the first quarter of 2017. Other real estate operations increased $88,000 and $393,000 for the quarter and year ended December 31, 2017, respectively, compared to the same periods in 2016, primarily due to the foreclosure of six properties as well as holding costs related to the other real estate properties.
Total assets increased $30.1 million, or 1.9%, to $1.58 billion at December 31, 2017, principally due to increases of $16.9 million in net loans receivable, $12.4 million in cash surrender value of life insurance and $10.3 million in cash and cash equivalents, offset by decreases of $5.3 million in available for sale securities, $3.2 million in the deferred tax asset and $2.3 million in Federal Home Loan Bank stock. The higher balance of net loans receivable reflects increases in multi-family and commercial mortgage loans of $60.3 million, other commercial business loans of $9.0 million and condominium association loans of $3.6 million, offset by decreases in SBA and USDA guaranteed loans of $26.9 million, residential real estate loans of $19.8 million and construction loans of $7.3 million. Compared to 2016, residential real estate, commercial real estate, commercial business and consumer loan originations decreased $10.5 million, $7.7 million, $2.9 million and $1.2 million, respectively, during 2017. The decrease in available for sale securities was due to maturities during the year ended December 31, 2017, which were used to fund loan growth. The $4.0 million reduction of the deferred tax asset related to the revaluation of the deferred tax asset as of the enactment date of the new tax reform legislation in December 2017.

Total liabilities increased $26.3 million, or 1.9%, to $1.41 billion at December 31, 2017. Deposits increased $77.4 million, or 6.8%, during 2017. Contributing to higher deposits in 2017 were increases in NOW and money market deposits of $49.2 million, noninterest bearing deposits of $19.3 million and certificates of deposit of $11.7 million, offset by a decrease in savings accounts of $2.5 million. Deposit growth remained strong due to competitive products and marketing initiatives. The increase in total liabilities was offset by a decrease of $47.7 million in borrowings, from $226.0 million at December 31, 2016 to $178.3 million at December 31, 2017, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Total shareholders’ equity increased $3.8 million from $164.7 million at December 31, 2016 to $168.5 million at December 31, 2017. The increase in shareholders' equity was attributable to net income of $5.2 million, offset by a net unrealized loss on available for sale securities aggregating $517,000 (net of taxes), and dividends declared of $2.4 million. At December 31, 2017, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“2017 was a remarkable year not only for the Bank, but for all corporations as a result of the enactment of the new tax reform legislation prior to year-end. While the reduction in the corporate income tax rate will be positive beginning in 2018, the revaluation of our deferred tax asset to reflect the lower tax rate resulted in a charge to earnings of $4.0 million, reducing our net income from $9.2 million to $5.2 million for 2017. In addition, continued growth in deposits of over $77.0 million allowed us to fund loan demand and reduce our reliance on wholesale funding," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-four branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures
We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

(1) The table below presents a reconciliation of net income (loss) and earnings (loss) per share to shareholders, excluding the revaluation of the deferred tax asset for the quarter and year ended December 31, 2017 and the tax-affected Vantis sale transaction for the quarter and year ended December 31, 2016.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Income (Loss):
Net Income (Loss) as reported	$(1,563)	$6,485	$5,242	$11,310
Net Gain on Sale of Investment in Affiliate	—	(5,060)	—	(5,060)
Revaluation of Deferred Tax Asset	3,969	—	3,969	—
Net income adjusted	$2,406	$1,425	$9,211	$6,250

Earnings (Loss) Per Share:
Diluted as reported	$(0.13)	$0.55	$0.44	$0.95
Net Gain on Sale of Investment in Affiliate	—	(0.43)	—	(0.42)
Revaluation of Deferred Tax Asset	0.33	—	0.33	—
Diluted adjusted	$0.20	$0.12	$0.77	$0.53

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	December 31,	December 31,
(Dollars in Thousands / Unaudited)	2017	2016

ASSETS
Noninterest-bearing cash and due from banks	$16,872	$18,225
Interest-bearing cash and cash equivalents	66,614	54,961
Securities	167,545	175,153
Loans held for sale	835	1,393
Loans receivable, net	1,237,174	1,220,323
Bank-owned life insurance	33,726	21,293
Premises and equipment, net	19,409	19,884
Intangible assets	16,893	17,494
Deferred tax asset	6,412	9,658
Other real estate owned, net	1,226	1,466
Other assets	14,250	11,040

Total assets	$1,580,956	$1,550,890

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,208,047	$1,130,685
Borrowings	178,342	226,007
Other liabilities	26,086	29,471
Total liabilities	1,412,475	1,386,163

Shareholders' equity	168,481	164,727

Total liabilities and shareholders' equity	$1,580,956	$1,550,890

SELECTED OPERATING DATA:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2017	2016	2017	2016

Interest and dividend income	$13,638	$14,891	$53,987	$52,911
Interest expense	2,776	2,555	11,081	10,083
Net interest income	10,862	12,336	42,906	42,828

Provision for loan losses	160	417	661	2,190
Net interest income after provision for loan losses	10,702	11,919	42,245	40,638

Noninterest income	2,498	7,653	11,161	15,594
Noninterest expenses	9,772	10,540	39,795	39,998
Income before income taxes	3,428	9,032	13,611	16,234

Income tax provision	4,991	2,547	8,369	4,924
Net income (loss)	$(1,563)	$6,485	$5,242	$11,310

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2017	2016	2017	2016

Earnings (loss) per share:
Basic	$(0.13)	$0.55	$0.44	$0.96
Diluted	$(0.13)	$0.55	$0.44	$0.95

Weighted average shares outstanding:
Basic	11,886,618	11,819,843	11,859,401	11,806,927
Diluted	11,886,618	11,892,518	11,926,519	11,868,122

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2017	2016	2017	2016

Selected Performance Ratios (1):
Return (loss) on average assets	(0.39)%	1.69%	0.33%	0.75%
Return (loss) on average equity	(3.59)	15.97	3.09	7.09
Interest rate spread	2.71	3.23	2.69	2.85
Net interest margin	2.92	3.42	2.89	3.01
Efficiency ratio (2)	73.14	52.73	73.60	68.53

Asset Quality Ratios:
Allowance for loan losses			$12,334	$11,820
Allowance for loan losses as a percent of total loans (3)			0.99%	0.96%
Allowance for loan losses as a percent of nonperforming loans			192.60	217.56
Nonperforming loans			$6,404	$5,433
Nonperforming loans as a percent of total loans (3)			0.51%	0.44%
Nonperforming assets (4)			$7,630	$6,899
Nonperforming assets as a percent of total assets			0.48%	0.44%

Per Share Data:
Book value per share			$13.76	$13.49
Less: Intangible assets per share (5)			(1.38)	(1.43)
Tangible book value per share (5)			12.38	12.06
Dividends per share			$0.20	$0.16

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment losses on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $16.9 million and $17.5 million at December 31, 2017 and 2016, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514